                                                                      EXHIBIT 16

Securities and Exchange Commission
Washington, DC  20549


March 14, 2001


Ladies and Gentlemen:

We are currently principal accountants for Nuevo Energy Company and, under the date of February 10, 2000, we reported on the consolidated financial statements of Nuevo Energy Company and subsidiaries ("Nuevo") as of and for the years ended December 31, 1999 and 1998. On March 9, 2001, we were notified that Nuevo engaged Arthur Andersen LLP as its principal accountant for the year ending December 31, 2001, and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Nuevo's consolidated financial statements as of and for the year ended December 31, 2000, and the issuance of our report thereon. We have read the Company's statements included under Item 4 of its Form 8-K dated March 14, 2001, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that on March 9, 2001, the Board of Directors of Nuevo, on the recommendation of the Audit Committee, appointed Arthur Andersen LLP as Nuevo's independent accountants to audit its consolidated financial statements for the year ending December 31, 2001.

Very truly yours,


/s/ KPMG LLP